EXHIBIT 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main 212.407.4000 Fax 212.407.4990

November 19, 2009

QKL Stores Inc.
44 Jingqi Street, Dongfeng Xincun
Sartu District, Daqing, PRC 163311

Ladies and Gentlemen:

We have acted as counsel to QKL Stores Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of [      ] shares of the Company’s common stock, par value $0.001 per share (the “Company Shares”), as described in the Company’s Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Act initially filed with the U.S. Securities and Exchange Commission on November 19, 2009 (the “462(b) Registration Statement”). The 462(b) Registration Statement is being filed to register additional securities pursuant to Rule 462(b), for the offering related to the Registration Statement on Form S-1 (File No. 333-162150), as amended (the “Original Registration Statement”), which was filed in connection with the offer and sale by the Company of up to a maximum purchase price of $30,000,000 shares of the Company’s common stock, subject to the exercise of the underwriters’ overallotment option and declared effective on November 19, 2009.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that:

1.           When the 462(b) Registration Statement has become effective under the Act, the Company Shares when duly issued and sold in the manner described in the prospectus and in accordance with the terms of the underwriting agreement, a form of which has been filed as an exhibit to the Original Registration Statement (the “Underwriting Agreement”), and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP

NY799006.6 214628-10002
Los Angeles New York Chicago Nashville www.loeb.com A limited liability partnership including professional corporations